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                                                                   Exhibit 23.3


                            CONSENT OF SG BARR DEVLIN


         We hereby consent to the use of our opinion in the Proxy Statement/ Prospectus of Yankee Energy System, Inc. included in this Registration Statement of Northeast Utilities and to all references to our firm included in or made a part of this Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder.

                                  SG BARR DEVLIN
                                  A division of SG Cowen Securities Corporation


New York, New York
August 4, 1999